  Exhibit 99.1

Dynatronics Reports Second Quarter Results for Fiscal 2020

Cottonwood Heights, Utah (February 11, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its second quarter of fiscal year 2020.

Recent Financial and Business Highlights:
●
$15.2 million in net sales for the second quarter of fiscal year 2020
●
$155,000 reduction in selling, general, and administrative expenses
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$61,000 improvement in operating profitability
●
$924,000 positive cash flow from operating activities

“Dynatronics achieved its sales goals across all brands, delivered back-to-back quarters of improved operating profitability, and continued to generate positive cash flow from operations,” explained Brian Baker, President and CEO of Dynatronics Corporation. “Our execution to the operating plan continues to achieve positive results. In the coming months, we will continue to drive operational changes that should reduce cost, improve profitability, increase operating cash flow, and position us well for the next fiscal year.”

Fiscal 2020 First Quarter Financial Results

Net sales for the quarter ended December 31, 2019 were $15.2 million, a decrease of $243,000, or 1.6%, compared to $15.4 million in the same period of the prior year. Gross profit for the quarter decreased $94,000, or 2.0%, to $4.6 million. The decrease in net sales and gross profit were primarily attributable to lower sales of physical therapy and rehabilitation products. Gross margin for the quarter was 30.2% compared to 30.3% in the same period of the prior year.

Net loss for the quarter ended December 31, 2019 was approximately $137,000, compared to a net loss of $441,000 for the same quarter of the prior fiscal year. Depreciation, amortization, and other non-cash expenses were $447,000 in the second quarter of fiscal 2020.

2020 Financial Outlook

The Company also narrowed its sales guidance for the fiscal year ending June 30, 2020.

Dynatronics expects net sales for fiscal year 2020 to be in the range of $59 million to $61 million, with gross margin of approximately 31%, and selling, general, and administrative expense of approximately 31%, including approximately $1.8 million in non-cash charges. We expect the distribution of sales between quarters to align with historical trends.

The Company’s financial guidance for 2020 is subject to the risks identified in our Safe Harbor Notification below.

Conference Call

Dynatronics has scheduled a conference call for investors on February 11, 2020, at 8:30 AM ET. Those wishing to participate should call (844) 602-0380 (U.S./Canada callers) or (862) 298-0970 (international callers). A replay will be available by dialing (877) 481-4010, Pin 57028.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the quarters and six months ended December 31, 2019 and December 31, 2018 and balance sheet highlights as of December 31, 2019 and June 30, 2019.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net sales	$15,197	$15,440	$31,587	$32,506
Cost of sales	10,611	10,760	21,847	22,279
Gross profit	4,586	4,680	9,740	10,227

Selling, general, and admin. expenses	4,618	4,773	9,543	10,269
Other (expense) income, net	(105)	(144)	(236)	121
Income tax provision	-	(204)	-	(204)
Net loss	(137)	(441)	(39)	(125)

Deemed dividend on convertible preferred stock and accretion of discount	(109)	-	(109)	-
Convertible preferred stock dividend, in common stock	(202)	(203)	(369)	(390)
Net loss attributable to common stockholders	$(448)	$(644)	$(517)	$(515)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.05)	$(0.08)	$(0.06)	$(0.06)
Weighted-average common shares outstanding – basic and diluted	9,023,406	8,193,324	8,800,184	8,176,877

Balance Sheet Highlights
In thousands

	Dec. 31, 2019	June 30, 2019

Cash, cash equivalents, and restricted cash	$532	$256
Trade accounts receivable, net	6,940	7,495
Inventories, net	11,384	11,528
Prepaid & other	793	635
Total current assets	$19,649	$19,914

Accounts payable	$5,970	$3,990
Accrued payroll and benefits expense	1,112	1,373
Accrued expenses	758	1,039
Other current liabilities	1,739	833
Line of credit	4,819	6,540
Current portion of acquisition earn-out liability	-	500
Total current liabilities	$14,398	$14,275

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

For additional information, please visit: www.dynatronics.com
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